Exhibit 99.2

Impact of Adopting ASC 606 on U.S. GAAP Financial Statements to the First Quarter 2018

The Financial Accounting Standards Board issued a new accounting standard on revenue from contracts with customers (“ASC 606”), effective January 1, 2018, which supersedes nearly all existing revenue recognition guidance under U.S. GAAP.

The following tables summarize the impacts of adopting ASC 606 on the Company’s Condensed Consolidated Statement of Income, Financial Position, and Cash Flows as of and for the three months ended March 31, 2018.
Condensed Consolidated Statement of Income

	For the Three Months Ended March 31, 2018
(millions)	As Reported	Adjustments	Balances Without Adoption of ASC 606
Revenue
Total revenue	$3,090	$(413)	$2,677
Expenses
Compensation and benefits	$1,616	$(65)	$1,551
Other income (expense)	$(15)	$1	$(14)
Income taxes	$114	$(82)	$32
Adoption of ASC 606 for the first quarter of 2018 was an impact of $265 million on net income from continuing operations, or $1.06 per share.
Condensed Consolidated Statement of Financial Position

	For the Period Ended March 31, 2018
(millions)	As Reported	Adjustments	Balances Without Adoption of ASC 606
ASSETS
Receivables, net	$3,053	$(644)	$2,409
Other current assets	$609	$(239)	$370
Deferred tax assets	$296	$130	$426
Other non-current assets	$439	$(143)	$296

LIABILITIES
Other current liabilities	$972	$(52)	$920
Deferred tax liabilities	$243	$(68)	$175
Other non-current liabilities	$1,105	$3	$1,108

EQUITY
Total equity	$5,385	$(779)	$4,606

Exhibit 99.2

Condensed Consolidated Statement of Cash Flows

	For the Three Months Ended March 31, 2018
(millions)	As Reported	Adjustments	Balances Without Adoption of ASC 606
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$610	$(265)	$345
Deferred income taxes	$26	$(28)	$(2)
Receivables, net	$(269)	$400	$131
Accounts payable and accrued liabilities	$(439)	$8	$(431)
Current income taxes	$30	$(54)	$(24)
Other assets and liabilities	$38	$(61)	$(23)
The adoption of ASC 606 had no impact on Cash Provided by Operating Activities.